EXHIBIT 99.3

The PMI Group, Inc.

Offer to Exchange

a new series of

2.50% Senior Convertible Debentures due 2021
(CUSIP No. 69344M AF 8)
and an Exchange Fee
for all outstanding
2.50% Senior Convertible Debentures due 2021
(CUSIP Nos. 69344M AC 5 and 69344M AE 1)

Pursuant to, and subject to the terms and conditions described in, the Prospectus, subject to amendment, dated July 18, 2006

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 16, 2006, UNLESS EARLIER TERMINATED OR EXTENDED.

July 18, 2006

To Our Clients:

The PMI Group, Inc. (“PMI”) is offering to exchange $1,000 principal amount of a new series of 2.50% Senior Convertible Debentures due 2021 (the “New Securities”) and an exchange fee of $3.50 for each $1,000 principal amount of validly tendered and accepted 2.50% Senior Convertible Debentures due 2021 (the “Old Securities”). Terms used but not defined herein that are defined in the Prospectus (as defined below) shall have the same meaning given them in such Prospectus.

The exchange offer is made on the terms and subject to the conditions set forth in PMI’s prospectus, subject to amendment, dated July 18, 2006 (as may be amended or supplemented from time to time, the “Prospectus”) and the accompanying Letter of Transmittal.

The enclosed Prospectus is being forwarded to you as the beneficial owner of Old Securities held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Securities held by us for your account. A tender of such Old Securities may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the Old Securities held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to PMI’s exchange offer with respect to the Old Securities (CUSIP Nos. 69344M AC 5 and 69344M AE 1).

This will instruct you to tender the specified principal amount of Old Securities indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

Type	Principal Amount Held for Account of Holders(s)*

2.50% Senior Convertible Debentures due 2021

*	Unless otherwise indicated, the entire principal amount listed in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered.

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